Exhibit 10.5

FAR WEST BANK

EXECUTIVE & DIRECTOR LONG TERM CARE AGREEMENT

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THIS AGREEMENT, effective February 1, 2003 is made and entered into, by and between FAR WEST BANK, (hereinafter referred to as the “Company”), and Ivan T. Call, a Director of the Company (hereinafter referred to as the “Participant”).

WITNESSETH:

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Participant’s services to the Company are of exceptional merit and constitute an invaluable contribution to the general welfare of the Company; and

WHEREAS, it is in the best interests of the Company to encourage the Participant’s continued service to the Company during the Participant’s lifetime or until the age of retirement; and

WHEREAS, it is the desire of the Company that the Participant’s services be retained as herein provided; and

WHEREAS, the Participant is willing to continue to serve the Company provided the Company agrees to pay the Participant certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Company and the Participant to enter into this Agreement under which the Company will agree to make certain payments on behalf of the Participant pursuant to this Agreement;

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained it is agreed as follows:

I.	SERVICE

The Participant will continue to serve the Company in the capacity of Director, assuming such duties and responsibilities as are appropriate to that office, and with such compensation as may be determined from time to time by the Board.

II.	LONG TERM CARE BENEFIT

The Company hereby agrees:

A.	To pay the initial single premium for the long term care insurance policy described below on behalf of the Participant:

Insurer: State Life Insurance Company

Policy Number: 120006634

Daily Benefit Amount:     $150

Benefit Duration:              3 Years

Inflation Protection:         None

B.	That, subject to Paragraph IV, the sole ownership of said policy shall reside with the Participant for the Participant’s sole use and benefit.

III.	TERMINATION OF THIS AGREEMENT

For purposes of this Agreement, the term “service” shall refer to service as a Director of the Company, and the phrase “years of service” shall be measured in full years from the date of this Agreement to the date of Participant’s termination. If the Participant’s service terminates for any reason other than one of those listed in Paragraph III.A., below, then the Participant shall pay to the Company the applicable amount identified in Paragraph III.B., that follows:

A. Termination events that exempt Participant from any obligation to reimburse:

1.	Termination for any reason following five years of service;

2.	Death;

3.	Disability;

4.	Termination for any reason following a Change in Control;

5.	Termination resulting from non-reelection to the Board.

B. Reimbursement Obligation of Participants not exempted:

Number of Years of Service	Amount
One Year	80% of the Single Premium
Two Years	60% of the Single Premium
Three Years	40% of the Single Premium
Four Years	20% of the Single Premium
Five Years	No Obligation to Reimburse

The reimbursement amount shall be due and payable within thirty (30) days from the date of termination of service. To facilitate prompt reimbursement, the

Company may off-set against any amounts it owes to a terminated Director. This agreement shall automatically terminate upon full reimbursement or when participant completes 5 years of service, whichever occurs first.

IV.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

The Participant shall have no power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or the Participant’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event that the Participant or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Company’s liabilities shall forthwith cease and terminate.

B.	Amendment or Revocation:

This Plan may be amended or revoked at any time, in whole or in part, by the mutual written consent of the Participant and the Company.

C.	Gender:

Whenever in this Participant Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

D.	Fringe Benefit: Effect on Other Company Benefit Plans:

The long term care benefits provided by this Agreement are granted by the Company as a fringe benefit to the Participant and are not part of any fee reduction plan or arrangement deferring fees or other compensation.

The Participant does not have a right to any form of compensation instead of these long-term care benefits.

Nothing contained in this Participant Plan shall affect the right of the Participant to receive any other benefit or compensation that constitutes a part of the Company’s existing or future benefit or compensation structure.

E.	Headings:

Headings and subheadings in this Agreement are for reference and convenience only and shall not be deemed a part of this Agreement.

F.	Applicable Law:

The laws of the State of Utah shall govern the validity and interpretation of this Agreement.

G.	Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

H.	Continuation as Participant:

Neither this Agreement nor the payments of any benefits hereunder are to be construed as giving to the Participant any right to be retained as an employee of the Company.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first date set forth hereinabove, and that, upon execution, each has received a conforming copy.

PARTICIPANT	Far West Bank

/s/ Ivan T. Call	/s/ H. Don Norton
Participant
Name & Title H. Don Norton
Pres/CEO

Reviewed by Bank Legal Counsel:
Initial